                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-92891
PROSPECTUS SUPPLEMENT
(To prospectus dated April 10, 2001)
                                  $300,000,000

                                    [LOGO]

                               Verizon South Inc.

                       7% Debentures, Series F, due 2041

                               ----------------

  We will pay interest on the Series F Debentures on January 30, April 30, July 30 and October 30 of each year. The Series F Debentures will mature on April 30, 2041. We may redeem some or all of the Series F Debentures at any time on or after April 30, 2006 at a redemption price equal to 100% of the principal amount of the Series F Debentures being redeemed plus accrued and unpaid interest to the date of redemption.

  The Series F Debentures will be unsecured obligations and rank equally with our unsecured senior indebtedness. The Series F Debentures will be issued in denominations of $25 and integral multiples thereof.

  We will apply to have the Series F Debentures trade on the New York Stock Exchange starting within 30 days after the Series F Debentures are issued.

  Investing in the Series F Debentures involves a reinvestment risk if we redeem the Series F Debentures as described in the "Risk Factor" section beginning on page S-2.

                               ----------------


                                                            Per
                                                         Series F
                                                         Debenture    Total
                                                         ---------    -----
   Public offering price (1)............................    100%   $300,000,000
   Underwriting discount................................   3.15%     $9,450,000
   Proceeds, before expenses, to Verizon South Inc. ....  96.85%   $290,550,000

  (1) Plus accrued interest from April 18, 2001, if settlement occurs after that date

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Series F Debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about April 18, 2001.


                               ----------------

Merrill Lynch & Co.

                 Morgan Stanley Dean Witter

                                     Salomon Smith Barney

                                                                     UBS Warburg

                               ----------------

           The date of this prospectus supplement is April 10, 2001.

TABLE OF CONTENTS

Prospectus Supplement

 About this Prospectus Supplement........................................... S-2
 Risk Factor................................................................ S-2
 Description of the Series F Debentures..................................... S-2
 Underwriting............................................................... S-3

Prospectus

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   2
 Use of Proceeds............................................................   3
 Ratios of Earnings to Fixed Charges........................................   3
 Description of the Debentures..............................................   3
 Experts....................................................................   6
 Certain Legal Matters......................................................   6
 Plan of Distribution.......................................................   6

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Series F Debentures and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of April 10, 2001. We have not authorized anyone else to provide you with different information.

RISK FACTOR

If We Redeem the Series F Debentures, You May Not Be Able to Reinvest the Redemption Proceeds and Obtain an Equal Effective Interest Rate.

We may redeem the Series F Debentures at any time on or after April 30, 2006, at a redemption price which does not include a redemption premium. Prevailing interest rates at the time we redeem the Series F Debentures may be lower than 7%. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of 7%.
DESCRIPTION OF THE SERIES F DEBENTURES

Principal Amount, Maturity and Interest

We are issuing $300,000,000 of Series F Debentures which will mature on April 30, 2041. We will pay interest on the Series F Debentures on January 30 to holders of record on the preceding January 15, on April 30 to holders of record on the preceding April 15, on July 30 to holders of record on the preceding July 15 and on October 30 to holders of record on the preceding October 15. If interest or principal is payable on a Saturday, Sunday or any other day when banks are not open for business in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date is July 30, 2001. Interest accrues from April 18, 2001, and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

Form

The Series F Debentures will only be issued in book-entry form.

Redemption

We have the option to redeem the Series F Debentures on not less than 30 nor more than 60 days' notice, in whole or from time to time in part, on or after April 30, 2006, at a redemption price equal to 100% of the principal amount of the Series F Debentures being redeemed plus accrued and unpaid interest to the date of redemption.

If we redeem the Series F Debentures in part only, we will issue, in the name of the holder, upon presentation and surrender, new Series F Debentures for the unredeemed portion otherwise having the same terms as the holder's original Series F Debentures.

Additional Information

See "DESCRIPTION OF THE DEBENTURES" in the accompanying prospectus for additional important information about the Debentures. That information includes:

 .  additional information about the terms of the Debentures;

 .  general information about the indenture and the trustee;

 .  a description of certain restrictions; and

 .  a description of events of default under the indenture.

UNDERWRITING

We intend to offer our Series F Debentures through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, is acting as representative of the underwriters named below. Subject to the terms and conditions contained in the purchase agreement between the underwriters and us, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the Series F Debentures listed opposite their names below:

                                                                    Principal
    Underwriter                                                      Amount
    -----------                                                     ---------
Merrill Lynch, Pierce, Fenner & Smith Incorporated................ $57,375,000
Morgan Stanley & Co. Incorporated.................................  57,375,000
Salomon Smith Barney Inc. ........................................  57,375,000
UBS Warburg LLC...................................................  57,375,000
Banc of America Securities LLC....................................   4,500,000
Bear, Stearns & Co. Inc. .........................................   4,500,000
Dain Rauscher Incorporated........................................   4,500,000
Deutsche Banc Alex. Brown Inc. ...................................   4,500,000
A.G. Edwards & Sons, Inc..........................................   4,500,000
First Union Securities, Inc.......................................   4,500,000
H&R Block Financial Advisors, Inc. ...............................   4,500,000
HSBC Securities (USA) Inc. .......................................   4,500,000
Legg Mason Wood Walker, Incorporated..............................   4,500,000
McDonald Investments Inc., A KeyCorp Company......................   4,500,000
Prudential Securities Incorporated................................   4,500,000
Quick & Reilly, Inc. .............................................   4,500,000
U.S. Bancorp Piper Jaffray Inc. ..................................   4,500,000
ABN AMRO Incorporated.............................................     500,000
Advest, Inc.......................................................     500,000
BB&T Capital Markets, A division of Scott and Stringfellow,
 Inc. ............................................................     500,000
Robert W. Baird & Co. Incorporated................................     500,000
Banc One Capital Markets, Inc. ...................................     500,000
Blaylock & Partners, L.P. ........................................     500,000
CIBC World Markets Corp. .........................................     500,000

                                                                    Principal
     Underwriter                                                      Amount
     -----------                                                    ---------
Fahnestock & Co. Inc. ............................................      500,000
Fifth Third Securities, Inc. .....................................      500,000
Gibraltar Securities Co. .........................................      500,000
Gruntal & Co., L.L.C. ............................................      500,000
Guzman & Company..................................................      500,000
J.J.B. Hilliard, W.L. Lyons, Inc. ................................      500,000
Ormes Capital Markets, Inc. ......................................      500,000
Raymond James & Associates, Inc. .................................      500,000
The Robinson-Humphrey Company, LLC................................      500,000
Charles Schwab & Co., Inc. .......................................      500,000
Muriel Siebert & Co., Inc. .......................................      500,000
Southwest Securities, Inc. .......................................      500,000
M.L. Stern & Co., Inc.............................................      500,000
Tucker Anthony Incorporated.......................................      500,000
Utendahl Capital Partners, L.P. ..................................      500,000
Wells Fargo Van Kasper, LLC.......................................      500,000
The Williams Capital Group, L.P. .................................      500,000
                                                                   ------------
     Total........................................................ $300,000,000
                                                                   ============

The underwriters have agreed to purchase all of the Series F Debentures sold pursuant to the terms and conditions of the purchase agreement if any of the Series F Debentures are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

The Series F Debentures are a new issue of securities with no established trading market. We will make an application to list the Series F Debentures on the New York Stock Exchange. We expect trading of the Series F Debentures to commence within a 30-day period after the initial delivery of the Series F Debentures. We have been advised by the underwriters that, prior to the commencement of trading on the New York Stock Exchange, the underwriters intend to make a market in the Series F Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series F Debentures.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series F Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series F Debentures, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Series F Debentures to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of 2% of the principal amount of the Series F Debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of 1.6% of the principal amount of the Series F Debentures to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We will pay the expenses of the offering which are estimated to be $220,000, excluding the underwriting discount.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Series F Debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Series F Debentures. If the underwriters create a short position in the Series F Debentures in connection with the offering, i.e., if they sell more Series F Debentures than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing Series F Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

We have been advised by the underwriters that they make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series F Debentures. In addition, we have been advised by the underwriters that they make no representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

PROSPECTUS

                                  $300,000,000

                                   [LOGO]

                               Verizon South Inc.

                                   DEBENTURES

                               ----------------

   Verizon South Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $300,000,000. We will provide the specific terms of these securities in supplements to this prospectus.
You should read this prospectus and the supplements carefully before you invest.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 April 10, 2001

TABLE OF CONTENTS

About this Prospectus.......................................................   2
Where You Can Find More Information.........................................   2
The Company.................................................................   2
Use of Proceeds.............................................................   3
Ratios of Earnings to Fixed Charges.........................................   3
Description of the Debentures...............................................   3
Experts.....................................................................   6
Certain Legal Matters.......................................................   6
Plan of Distribution........................................................   6

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $300,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following document we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

 .  Annual Report on Form 10-K for the year ended December 31, 2000.

You may request a copy of this filing at no cost, by writing or calling us at the following address:

   Director--Telecom Reporting and Consolidations
   Verizon Communications Inc.
   47th Floor
   1717 Arch Street
   Philadelphia, Pennsylvania 19103
   (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

THE COMPANY

We are an indirect wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in Alabama, Illinois, Kentucky, North Carolina, South Carolina and Virginia. We were formerly known as GTE South Incorporated.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer InterLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 1095 Avenue of the Americas, Room 3868, New York, New York 10036, telephone (212) 395-2121.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay short-term borrowings and for general corporate purposes.

At February 28, 2001, our short-term borrowings (not including the current maturities of long-term debt) were approximately $181 million at an average annual interest rate of 5.41%.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:

                         Years ended December 31,
 -----------------------------------------------------------------------------------------------------------
 2000              1999                        1998                        1997                        1996
 -----             -----                       -----                       -----                       -----
  5.80              7.19                        7.07                        8.37                        8.56

For these ratios, "earnings" have been calculated by adding the loss from unconsolidated businesses, interest expense, the estimated interest portion of rentals and amortization of capitalized interest to income before provision for income taxes and extraordinary charges, and "fixed charges" include interest expense, the estimated interest portion of rentals and capitalized interest.

DESCRIPTION OF THE DEBENTURES

General

We will issue the Debentures under an Indenture between us and the Trustee, The Bank of New York, as successor trustee to Nationsbank of Georgia, National Association, dated as of May 1, 1994, and supplemented as of June 1, 1998. We have summarized material provisions of the Indenture below. This summary does not describe all of the exceptions and qualifications contained in the Indenture or the Debentures. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

 .  title of the series;
 .  total principal amount of the series;
 .  maturity date or dates;
 .  interest rate and interest payment dates;
 . any redemption dates, prices, obligations and restrictions; and . any other terms of the series.

Form and Exchange

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

Book-Entry Only Procedures

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 .  we instruct the Trustee that the global security is now exchangeable.

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

Restrictions

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

 . purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after May 1, 1994;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 .  mechanics' and similar liens created in the ordinary course of business;

 . our first mortgage bonds outstanding on May 1, 1994, issued and secured by us and our predecessors, and any replacement or renewals of these first mortgage bonds which do not increase their amount or extend their final maturity dates;

 . first mortgage bonds which we may issue in connection with our consolidation or merger with or into our affiliates in exchange or substitution for the long-term senior debt of those affiliates;

 . debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

Changes to the Indenture

The Indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

 .  we are the continuing corporation; or

 .  the successor corporation expressly assumes:

  -- payment of principal, interest and any premium on the Debentures; and

  -- performance and observance of all covenants and conditions in the Indenture. (SECTIONS 10.01 and 10.02)

Events of Default

"Event of Default" means, with respect to any series of Debentures, any of the following:

 . failure to pay interest on that series of Debentures for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of Debentures when due;

 . failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

 .  certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01). The Trustee is not required to take any action permitted by the Indenture at the request of any holders of the Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

The Bank of New York serves as trustee under indentures relating to other debt securities issued by us. Verizon Communications Inc., our indirect parent, and certain of its affiliates have commercial banking relationships with certain affiliates of The Bank of New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements and financial statement schedule, as of and for the year ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent public accountants, audited our financial statements and schedule, as of December 31, 1999 and for each of the two years in the period then ended, incorporated by reference in this prospectus. We have relied on Arthur Andersen LLP as experts in accounting and auditing in giving the report.

CERTAIN LEGAL MATTERS

Our Vice President-General Counsel issued an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

 .  through underwriters or dealers;

 .  through agents; or

 .  directly to one or more purchasers.

The prospectus supplement will include:

 .  the initial public offering price;

 .  the names of any underwriters, dealers or agents;

 .  the purchase price of the Debentures;

 .  our proceeds from the sale of the Debentures;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 .  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                                     [LOGO]
                               Verizon South Inc.

                       7% Debentures, Series F, due 2041

                            -----------------------
                             PROSPECTUS SUPPLEMENT
                            -----------------------

                              Merrill Lynch & Co.

                           Morgan Stanley Dean Witter

                              Salomon Smith Barney

                                  UBS Warburg

                                 April 10, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------